Exhibit 99


Shareholders' Meeting and Proxy Voting Results

The following proposals were passed by the required majority of shareholders of the indicated Predecessor Funds at Special Shareholders' meetings held on November 20, (as adjourned to) November 26, December 5 and December 11, 1997, for the purpose of voting on the proposals.


Proposal 1                                            Proposal 2
To approve a proposed Agreement and                   For Class D shareholders of specific
Plan of Consolidation providing for the               Overland portfolios to approve a twenty-
transfer of the assets and stated liabilities         five basis point (0.25%) increase in the
of specific Overland portfolios to corresponding      maximum level of distribution fees
investment portfolios of Stagecoach Funds, Inc.,      payable under the rule 12b-1 distribution
in exchange for shares of equal value of designated   plan for the Class C shares of corresponding
classes of the Stagecoach Funds.                      portfolios of Stagecoach Funds, Inc.

California Tax-Free Bond Fund                         California Tax-Free Bond Fund
    for             against      abstain                    for        against     abstain
    11,708,017      656,057      967,290                    179,588    41,378      3,032

 California Tax-Free Money Market Fund                Municipal Income Fund
    for             against      abstain                    for        against     abstain
    228,800,269      10,690,617  5,223,108             227,779         18,154      28,081

 Index Allocation Fund                                 U.S. Government Income Fund
    for             against      abstain                    for        against     abstain
    3,427,823       156,356      280,436                    69,935     4,123       5,078

 Money Market Fund
    for             against      abstain
    762,058,656     14,169,803   38,749,594

 Municipal Income Fund
    for             against      abstain
    2,146,961       179,116      103,977

 National Tax-Free Institutional Money Market Fund
    for             against      abstain
    46,078,038         -         2,504,754

 Short-Term Government-Corporate Income Fund
    for             against      abstain
    995,384            -            -

 Short-Term Municipal Income Fund
    for             against      abstain
    2,344,459          -            -

 Small Cap Strategy
    for             against      abstain
    254,849         17,079       13,313

 Strategic Growth Fund
    for             against      abstain
    3,639,051       99,472       280,253

 Sweep Fund
    for             against      abstain
    1,229,016,781   20,991,827   92,664,208

 U.S. Government Income Fund
    for             against      abstain
    5,566,973       306,540      588,496

 U.S. Treasury Money Market Fund
    for             against      abstain
    263,531,114     19,173,338   11,758,105

 Variable Rate Government Fund
    for             against      abstain
    21,798,205      1,959,250    810,199